EXHIBIT 99.1

TALK AMERICA TO RECORD GAIN ON DEFERRED TAX BENEFIT
Reduced Concern Regarding Potential Limitation On NOLs

RESTON, VA—September 9 , 2003-- Talk America (NASDAQ: TALK), a provider of bundled local and long distance phone service, today announced that it expects to record a non-cash deferred income tax benefit in the third quarter 2003 in connection with the reversal of its deferred tax valuation allowance. The Company expects to record the gain because of its outlook for continued profitability and its ability to utilize the deferred tax assets.

In addition, although potential limitations on the availability of the Company’s Net Operating Loss Carryforwards (NOLs) are based on stock ownership changes in a rolling three-year period, with the passing of the three-year anniversary of the stock ownership changes in the Access One merger, the Company believes that the prospects of potential limitations on the amount of NOLs available in future periods is significantly reduced. As a consequence, shareholders are no longer asked to advise Talk America in advance of accumulating an ownership position in excess of 4.9%. As of June 30, 2003, the Company had approximately $200 million of NOLs available to offset future taxable income.

More information regarding the Company's NOLs may be found in its Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2003 and in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 13, 2003.

About Talk America
Talk America offers a bundle of local and long distance phone services to residential and small business customers. The Company delivers value in the form of savings, simplicity and quality service to its customers. The Company operates its own nationwide long distance network and delivers local services through wholesale operating agreements with the Bell Operating Companies. For further information, visit the Company online at: www.talk.com .

Contact:
David G. Zahka
Chief Financial Officer
(215) 862-6849
dzahka@talk.com